EXHIBIT 23.1

PETERSON SULLIVAN PLLC

CERTIFIED PUBLIC ACCOUNTANTS	Tel 206.382.7777 ● Fax 206.382.7700
601 UNION STREET, SUITE 2300	http://www.pscpa.com
SEATTLE, WA 98101

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-128520, 033-64621, 333-44062, 333-140329, and 333-148231) of Synthetech, Inc. of our report dated June 1, 2009, on our audit of the balance sheets of Synthetech, Inc. as of March 31, 2009 and 2008, and the related statements of operations, shareholders' equity, and cash flows for the years then ended appearing in the Annual Report on Form 10-K of Synthetech, Inc. for the year ended March 31, 2009.

/S/ PETERSON SULLIVAN LLP

June 4, 2009
Seattle, Washington